Exhibit C

                                                                CONFORMED COPY

                         EXCEL STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT, dated as of June 14, 1998 (the
"Agreement"), between TELEGLOBE INC., a corporation governed by the Canada Business Corporations Act (the "Grantee"), and EXCEL COMMUNICATIONS, INC., a Delaware corporation (the "Grantor").

          WHEREAS, the Grantee, the Grantor and North Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used without definition herein have the meanings assigned to them in the Merger Agreement), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Grantor;

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase the shares of Common Stock, $.001 par value per share, of the Grantor (the "Common Stock") covered hereby, upon the terms and subject to the conditions hereof; and

          WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.   The Option; Exercise; Adjustments; Payment of Spread;
               -----------------------------------------------------
Termination.
-----------

          (a) Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 26,300,000 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (the "Shares") (representing 19.9%, rounded down to the nearest whole multiple of 50,000 shares, of the outstanding shares of Common Stock as of the date hereof) at a cash purchase price equal to $27.563 per Share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of the event referred to in Section 2(c) hereof and prior to the expiration of the Option in accordance with Section 1(e) of this Agreement.

          (b) In the event of any change in the number of issued and outstanding Shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to the Option and the Purchase Price shall be appropriately adjusted to restore the Grantee to its economic and other rights hereunder.

          (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 Business Days and not earlier than two Business Days following the date such notice is given for the closing of such purchase.

          (d) If an Acquisition Proposal involving Grantor is consummated within 12 months after termination of the Merger Agreement, then the Grantee may, at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 Business Days and not earlier than 10 Business Days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash in United States dollars equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Acquisition Proposal (the "Alternative Purchase Price") or (y) the average of the closing sales prices of the Shares of Common Stock on the NYSE Composite Tape for the ten trading days ending on and including the fifth trading day prior to the date of the Cash Exercise Notice. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (A) the fixed cash amount, if any, included in the Alternative Purchase Price plus (B) the fair market value of such other property determined in accordance with the procedures set forth in Section 6(b) hereof (but using the date of the Cash Exercise Notice). Upon exercise of the Grantee's right to receive cash pursuant to this Section 1(d) and the payment of such cash to the Grantee, the obligations of the Grantor to deliver Shares pursuant to Section 3 hereof shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

          (e) The Option and the rights and obligations of the parties hereunder shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the Termination Fee in accordance with Section 7.3 of the Merger Agreement (other than a termination by Teleglobe pursuant to Section 7.1(e) if an Acquisition Proposal with respect to Excel shall be pending at the time of such termination), (iii) the date on which the Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 9) and
(iv) 30 days after the first anniversary of the date (the "Merger Termination Date") on which the Merger Agreement is terminated (the date referred to in clause (iii) being hereinafter referred to as the "Option Expiration Date"); provided that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in
Section 2(a) or Section 2(b) hereof have not yet been satisfied (other than because of a permanent injunction or final unappealable order of a Governmental Entity of competent jurisdiction prohibiting delivery of the Shares), the Option Expiration Date shall be extended until 30 days after such impediment to exercise has been removed.

          (f) The Grantor will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, or diminish the economic value of the Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all action as may be necessary or appropriate in order to protect the rights of the Grantee against dilution or other impairment. In furtherance and not in limitation of the foregoing, in the event that after the date of this Agreement, the Grantor shall issue Shares of Common Stock at a price below their fair market value (as such term is used in Section 6(b) hereof) at such time, the Purchase Price shall be adjusted accordingly so that the economic value of the Option relative to the fair market value of the Shares at the time of such issuance shall be maintained.

          2.   Conditions to Delivery of Shares.  The Grantor's obligation to
               --------------------------------
deliver Shares upon exercise of the Option is subject only to the conditions that:

               (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

               (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated; and

               (c)  The Termination Fee shall be payable pursuant to Section
7.3 of the Merger Agreement or the Merger Agreement shall have been terminated by Teleglobe pursuant to Section 7.1(e) thereof and an Acquisition Proposal with respect to Excel shall have been pending at the time of such termination.

          3.   The Closing.
               -----------

               (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second Business Day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price, subject to Section 9. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

               (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

          4.   Representations and Warranties of the Grantee.  The Grantee
               ----------------------------------------------
represents and warrants to the Grantor that the Grantee (a) is a sophisticated investor capable of evaluating the merits and risks of an investment in the Option and Common Stock and (b) is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act or any "blue sky" or state securities laws.

          5.   Listing of Shares; HSR Act Filings; Governmental Consents.
               ---------------------------------------------------------
Subject to applicable law and the rules and regulations of the NYSE, the Grantor shall (i) promptly file a notice to list the Shares on the NYSE and
(ii) make, as promptly as practicable, all necessary filings by the Grantor under the HSR Act and use its reasonable best efforts to obtain all necessary approvals thereunder as promptly as practicable in respect of the grant of the Option, exercise of the Option and listing of the underlying shares of Excel Common Stock; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and Governmental Entities, if any, necessary to the consummation of the transactions contemplated hereby.

          6.   Right of First Refusal.  If the Grantee, at any time prior to
               ----------------------
30 days after the first anniversary of the Merger Termination Date, seeks to sell, transfer or dispose of all or any part of the Shares to any third person in any type of transaction, it shall give the Grantor (or a designee of the Grantor) the opportunity, in the following manner, to purchase such
Shares:

               (a) The Grantee shall give notice to the Grantor in writing of its intent to sell Shares (a "Disposition Notice"), specifying the number of Shares to be sold, the price and, if applicable, the material terms of any agreement relating thereto. For purposes of this Section 6, if the Disposition Notice is given with respect to the sale of the Shares pursuant to a tender or exchange offer, it shall be assumed that all Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Exercise Notice.

               (b) The Grantor or its designee shall have the right, exercisable by written notice given to the Grantee within fifteen Business Days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two Business Days prior to the then announced expiration date of such tender or exchange offer (the "Expiration Date"), it being understood that any such Disposition Notice in the case of a tender or exchange offer shall be given at least four Business Days prior to such Expiration Date), to purchase all, but not less than all, of the Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Grantor shall be an amount of cash in United States dollars equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average closing price (or the average closing bid and asked price if closing prices are unavailable) for such securities on their principal public trading market for the five trading days ending five days prior to the date of the Disposition Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the higher of (i) the cash included in the purchase price and (ii) the average closing price of the Common Stock on the New York Stock Exchange for the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price; provided, however, that promptly after the closing, the Grantee and the Grantor or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Grantor and approved by the Grantee within 30 days of the closing. Such determination shall be final and binding on all parties hereto.

               (c) If the Grantor exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within twenty Business Days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one Business Day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above).

               (d) If the Grantor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for 90 days following the expiration of such time for exercise to sell the Shares (or enter into an agreement to sell the Shares) specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not consummated within such 90-day period (or the agreement to sell entered into in such 90 day period is not thereafter performed in accordance with its terms), then the provisions of this Section 6 will again apply to the sale of such Shares.

          7.   Repurchase of Shares.  Beginning on the first anniversary date
               --------------------
of the Merger Termination Date, the Grantor shall have the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares at the greater of (i) the Purchase Price or (ii) the average closing price of the Common Stock on the NYSE for the ten trading days ending on and including the fifth trading day prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within 30 days following the first anniversary of the Merger Termination Date, the Repurchase Right shall terminate. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 Business Days and not earlier than two Business Days following the date such notice is given) for the closing of such purchase.

          8.   Registration Rights.
               -------------------

               (a) In the event that the Grantee shall desire to sell 25% or more of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the

Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor shall, at its option, either repurchase said shares at a price established pursuant to the procedure set forth in Section 7, or cooperate with the Grantee and any underwriters in registering such Shares for resale in a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters will effect as wide a distribution of such Shares as is reasonably practicable and shall use their best efforts to prevent any person from purchasing through such offering more than 2% of the outstanding Shares, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable foreign, federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 135 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

               (b) If the Common Stock is registered pursuant to the provisions of this Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary or final prospectus filed pursuant to this paragraph ("Grantee Information"). The Grantee shall indemnify and hold harmless Grantor, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any Grantee Information. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement and prospectus filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary or final prospectus filed pursuant to this paragraph.

          9.   Profit Limitation.
               -----------------

               (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $120,000,000 (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Grantor or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

               (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit. If exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit, or elect to reduce the amount of the Termination Fee payable to Grantee pursuant to
Section 7.3 of the Merger Agreement; provided that nothing in this sentence shall be construed to restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof or to reduce the amount of the Termination Fee payable to Grantee pursuant to
Section 7.3 of the Merger Agreement on any subsequent date.

               (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash to be received by Grantee pursuant to Section 7.3 of the Merger Agreement,
(ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 1(d), 6 or 7 hereof, less (y) the Purchase Price, (iii) the amount received by Grantee in respect of a Cash Exercise Notice pursuant to Section 1(d) hereof, and (iv) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Purchase Price.

               (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option was exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          10.  Expenses.  Each party hereto shall pay its own expenses
               --------
incurred in connection with this Agreement, except as otherwise specifically provided herein.

          11.  Specific Performance.  Each party acknowledges that if it
               --------------------
fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the other party for which money damages would not be an adequate remedy. In such event, each party agrees that the other party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if either party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the other party in respect of such claim hereby waives the claim or defense that the other party has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each party further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

          12.  Notices.  All notices and other communications hereunder shall
               -------
be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  if to the Grantee, to

               Teleglobe Inc.
               1000 rue de La Gauchetiere ouest
               Montreal, Quebec H3B 4X5
               Attention:  Vice President, Legal Affairs and Corporate
                            Secretary
               Facsimile:  514-868-7438

               with a copy to

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  Philip T. Ruegger III, Esq.
               Facsimile No.:  212-455-2502

          (b)  if to the Grantor, to

               Excel Communications, Inc.
               8750 North Central Expressway
               Suite 2000
               Dallas, TX 75231
               Attention:  Executive Vice President, Secretary and General
                            Counsel
               Facsimile:  214-863-8838
               with a copy to

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10157
               Attention:  Frederick S. Green
               Facsimile No.:  212-310-8007

          13.  Interpretation.  When a reference is made in this Agreement to
               --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          14.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          15.  Entire Agreement; No Third Party Beneficiaries.  (a)  This
               ----------------------------------------------
Agreement, the Teleglobe Inc. Stock Option Agreement, the Voting Agreements, the Merger Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          16.  Governing Law.  This Agreement shall be governed and construed
               -------------
in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such state.

          17.  Severability.  If any term or other provision of this
               ------------
Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          18.  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          19.  Submission to Jurisdiction; Waivers.  Each of the Grantee and
               -----------------------------------
the Grantor irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Grantee and the Grantor hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Grantee and the Grantor hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 19, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal proceedings commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          20.  Waiver of Jury Trial.  Each party hereto hereby waives, to the
               --------------------
fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

          IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                  TELEGLOBE INC.


                                  By: /s/ Charles Sirois
                                     --------------------------------
                                  Name:   Charles Sirois
                                  Title:  Chairman and Chief Executive
                                          Officer


                                  EXCEL COMMUNICATIONS, INC.


                                  By: /s/ Kenny A. Troutt
                                     --------------------------------
                                  Name:   Kenny A. Troutt
                                  Title:  Chairman, Chief Executive
                                          Officer, and President